EXHIBIT 10.2

EXECUTION COPY

EMPLOYMENT AND NON-COMPETITION AGREEMENT

This Employment and Non-Competition Agreement (this “Agreement”), is dated as of the 1st day of May, 2008 (the “Effective Date”) and is entered into by and between Nexxus Lighting, Inc., a Delaware corporation (“Employer”) and Zdenko Grajcar, an individual resident in the State of Minnesota (the “Employee”).

WITNESSETH:

WHEREAS, effective as of the date hereof, Employer acquired all of the outstanding capital stock of Lumificient Corporation, a Minnesota corporation (“Lumificient”), pursuant to the terms of that certain Stock Purchase Agreement, dated April 30, 2008 (the “Purchase Agreement”), by and among Employer, Lumificient,, and the shareholders of Lumificient listed on Schedule I of the Purchase Agreement (the “Acquisition”);

WHEREAS, heretofore Employee was the principal shareholder and an officer of Lumificient; and

WHEREAS, in accordance with the terms of the Purchase Agreement, and in consideration of the consummation of the Acquisition, and as a condition to the parties obligations to consummate the Acquisition, Employer and Employee desire enter into this Agreement relating to the employment of Employee by Employer, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, Employee and the Employer agree as follows:

Section 1. Employment of Employee

(a) Term. Employee’s employment hereunder will commence on the Effective Date and will terminate three (3) years after the Effective Date (the “Initial Term”). Thereafter this Agreement will be extended automatically for successive one-year periods (each a “Renewal Term”; and together with the Initial Term, collectively, the “Term”), unless either party gives at least ninety (90) days’ written notice to the other party of its desire to terminate this Agreement prior to the end of the Initial Term or any Renewal Term, as the case may be (a “Non-Renewal Notice”). During such 90-day notice period, Employee agrees to continue to provide services under this Agreement. Employee’s employment hereunder may be terminated sooner than the expiration of the Term pursuant to the terms and conditions described below in Section 2. If either party provides written notice to the other party of its desire to terminate this Agreement at least ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, upon the expiration of the Initial Term or any Renewal Term, as applicable, this Agreement shall terminate. The provisions of Sections 2, 3, 4, 5, 6 and 8 shall continue in effect after termination of this Agreement. The provisions of Section 1(d) shall survive termination of this Agreement only as set forth therein. The date on which Employee ceases to be employed by Employer, regardless of the reason therefore is referred to in this Agreement as the “Date of Termination.”

(b) Duties and Responsibilities. Employer engages and employs Employee as the Chief Technology Officer of Employer for the Term, and Employee accepts such employment, on the terms and subject to the conditions of this Agreement. During the Term, Employee agrees to faithfully exercise such authority and perform such responsibilities and duties on behalf of

Employer as are normally associated with his title and position as Chief Technology Officer, as well as such other reasonable duties, responsibilities or positions as the Chief Executive Officer or the Board of Directors of Employer (the “Board”) may reasonably determine. Employee will apply his best efforts, entire working time, attention, and energies to the business of Employer and shall assume and perform such reasonable responsibilities and duties as may be assigned to him from time to time. To the extent that the Employer shall have any parent, subsidiaries, or affiliated corporations (collectively “Related Entities”), Employee shall perform such duties to promote these entities and their respective interests to the same extent as the interests of the Employer and without additional compensation. At all times during the Term, Employee agrees to abide by any employee handbook, policy or practice that Employer has established with respect to, and that is generally applicable to, its employees. Notwithstanding the foregoing, Employee shall be permitted to engage in charitable and civic activities and manage his personal passive investments; provided that such activities (individually or collectively) do not materially interfere with the performance of his duties or responsibilities under this Agreement.

(c) Compensation. During the Term, as full compensation for his services hereunder and in consideration for Employee’s covenants contained in this Agreement, Employer shall pay Employee a base salary at the per annum rate of $175,000 payable in accordance with the customary payroll practices of Employer (“Base Salary”). In addition, during the Term, Employee shall be eligible to receive performance bonus compensation upon performance criteria to be determined on an annual basis by the Board of Directors of Employer or the compensation committee of the Board of Directors of Employer (the “Compensation Committee”) after consultation with Employee. The initial performance criteria for the period ending December 31, 2008 are set forth on the attached Exhibit A, which Exhibit may be amended on an annual basis to reflect the performance criteria determined in accordance with this Agreement. The Base Salary payable to Employee during each year commencing after December 31, 2008, shall be established by the Compensation Committee based on Employee’s annual performance review depending on various factors, such as Employer’s performance and Employee’s satisfactory job performance, but in no event shall the Base Salary for any subsequent year be less than the Base Salary in effect for the prior year.

(d) Technology Bonus. Employee shall be eligible to receive a technology bonus (the “Technology Bonus”) as follows: (i) Employee shall be paid 25% of royalties (as defined below) received by Employer and/or Related Entities from licensing the intellectual property set forth on the attached Exhibit B and other mutually agreed upon intellectual property for which Employee is identified as the inventor (the “Subject IP”) and (ii) Employee shall be paid 2% of the revenues (as defined below) received by Employer and/or Related Entities from the sale of products incorporating the Subject IP. Except as set forth below, the Technology Bonus shall be paid by Employer to Employee on or before March 31 of each calendar year for amounts earned during the immediately preceding calendar year for calendar years 2008, 2009, 2010, 2011, 2012, 2013 and 2014. The last payment of the Technology Bonus, if any, shall be made on or before March 31, 2015 for calendar year 2014. The foregoing notwithstanding, except as set forth in the last sentence of this paragraph, Employer’s obligation to pay the Technology Bonus shall terminate (i) upon termination of Employee’s employment with Employer or any Related Entities by Employee, or by Employer for Cause (as defined below), unless Employee is employed by Employer or any Related Entities for the full three (3) year Initial Term of this Agreement (if Employee is employed by Employer or any Related Entities for the full three (3) year Initial Term of this Agreement, Employer’s obligation to pay the Technology Bonus shall not terminate pursuant to this clause (i)) and (ii) at any time that Employee materially breaches Section 3 of this Agreement. Notwithstanding anything contained in this Agreement to the contrary, provided that Employee has not materially breached Section 3 of this Agreement, upon termination of Employee’s employment by Employer or any Related Entities without Cause, or upon the death or Disability (as defined below) of Employee, Employer shall remain obligated to pay the Technology Bonus as set forth in this Section 1(d).

For purposes of this Agreement: (i) “royalties” shall mean the amount actually received by Employer or Related Entities from licensing the Subject IP, and less taxes imposed with respect to such licenses (excluding what is commonly known as income taxes) and (ii) revenues” shall mean the amount actually received by Employer or Related Entities from the sale of products incorporating the Subject IP, and less sales taxes, excise taxes, use taxes, customs, duties, or other taxes imposed with respect to such sales (excluding what is commonly known as income taxes). No other manufacturing, selling, advertising, nor distribution costs shall be deducted from amounts actually received by Employer or Related Entities to determine “Revenue,” nor shall any deduction be allowed for any sales commissions.

(e) Stock Options. On the Effective Date, Employee shall be granted stock options to purchase an aggregate of 10,000 shares of Employer’s common stock at an exercise price equal to the fair market value of such shares on the Effective Date as determined by the Compensation Committee. Subject in all instances to Employee’s continued employment with Employer and/or Related Entities on the applicable vesting date, the stock options shall vest as follows: one-third (1/3) after the first full year of employment, one-third (1/3) after the second full year of employment and one-third (1/3) after the third full year of employment. All such stock options shall be subject to the terms and conditions of Employer’s stock option plan (a copy of which has been provided to Employee) pursuant to which the options are granted and shall be conditioned upon Employee’s execution of a stock option agreement with Employer in substantially the form attached hereto as Exhibit C.

Subject in all instances to Employee’s continued employment with Employer, on each of January 4, 2009, 2010 and 2011, Employer shall grant Employee an option to purchase 25,000 shares of Employer’s common stock at an exercise price equal to the fair market value of such shares on the date of grant. Subject in all instances to Employee’s continued employment with Employer through December 31 of the year the option is granted (i.e., December 31, 2009, 2010 and 2011), and provided the performance milestones set forth in Employer’s Board approved operating plan are achieved each option shall vest on March 31 of the immediately succeeding calendar year (i.e., March 31, 2010, 2011 and 2012).

(f) Expenses. Employer agrees to pay or reimburse Employee for all reasonable documented business expenses incurred for the business of Employer and/or Related Entities during his employment which have been submitted in accordance with any expense reimbursement policy or practice of Employer.

(g) Benefits. Employer will provide to Employee and, to the extent eligible, his dependents, any benefit, including without limitation, medical insurance, 401k savings plan, etc., which are provided by Employer generally to its employees, subject to the provisions of the various benefit plans, programs, or policies in effect from time to time. Employer reserves the right to change or eliminate these benefits at any time.

(h) Vacation; Personal Days. During the Term, Employee shall be entitled to three (3) weeks paid vacation annually, three (3) personal/sick days and as many holidays as are in accordance with Employer’s policy then in effect generally for its employees. Any unused vacation may be carried over only to the extent permitted by Employer’s then applicable policies and practices.

(i) Life Insurance. Employee agrees that Employer shall have the right to obtain life insurance on Employee’s life, at Employer’s sole expense and with Employer as the sole beneficiary thereof. Employee shall (A) cooperate fully with Employer in obtaining such life insurance, (B) sign any necessary consents, applications and other related forms or documents and (C) take any required medical examinations.

(j) Car Allowance. During the Term, Employer will provide Employee with a monthly car allowance of $800 to cover the costs of insuring and maintaining an automobile for use in the business of Employer.

Section 2. Termination of Employment

(a) Termination by Employer. Employer may terminate the employment of Employee at any time, with or without Cause (as defined below), immediately upon written notice. If, at any time during the Term, Employer shall terminate Employee for Cause (as defined below), Employer shall provide written notice of termination for Cause to Employee, which notice shall specify in reasonable detail the basis upon which such termination is made. If Employee’s employment with Employer is terminated by Employer for any reason, or no reason, all of the restrictions contained in Section 3 shall survive the expiration or termination of Employee’s employment in accordance with the terms set forth in Section 3 (including, without limitation, the term of Section 3 providing that if Employee is terminated by Employer without Cause, the Restricted Period shall terminate one (1) year after termination of Employee’s employment with Employer). Except as set forth in this Agreement, if Employee’s employment with Employer is terminated by Employer, following the Date of Termination the Employer shall have no further obligations under this Agreement.

(i) Termination During Initial Term without Cause. If Employee’s employment is terminated by Employer without Cause during the Initial Term, Employee shall receive (i) Base Salary payable in accordance with the customary payroll practices of Employer for the balance of the Initial Term, not to exceed twelve (12) months, (ii) any unpaid reimbursable expenses outstanding as of the Date of Termination, (iii) payment for accrued and unused benefits as of the Date of Termination, such as vacation and (iv) payment of the Technology Bonus upon the terms and subject to the conditions set forth in Section 1(d) above.

(ii) Termination During Renewal Term without Cause. If Employee’s employment is terminated by Employer without Cause during any Renewal Term, Employee shall receive (i) Base Salary payable in accordance with the customary payroll practices of Employer for the balance of the Renewal Term, not to exceed six (6) months, (ii) any unpaid reimbursable expenses outstanding as of the Date of Termination, (iii) payment for accrued and unused benefits as of the Date of Termination, such as vacation and (iv) payment of the Technology Bonus upon the terms and subject to the conditions set forth in Section 1(d) above.

(iii) Termination for Cause. In the event of termination of Employee’s employment by Employer for Cause (as defined below), Employee shall receive unpaid Base Salary through, and any unpaid reimbursable expenses outstanding as of, the Date of Termination and payment for accrued and unused benefits as of the Date of Termination such as vacation.

“Cause” shall be determined in the first instance by the Board of Directors of Employer and shall be limited to the following: (i) Employee’s refusal to perform his duties in a satisfactory manner as contemplated by this Agreement; (ii) dishonesty or other acts by Employee that adversely affect Employer or any Related Entities; (iii) a material violation of Employer’s written policies or practices which justifies immediate termination; (iv) arrest or conviction of a felony or of any crime involving moral turpitude, fraud or misrepresentation; (v) the commission by Employee of any act which could reasonably be expected to injure the reputation, business, or business relationships of Employer or any Related Entities; or (vi) any material breach of this Agreement. Any dispute with respect to whether Employee was terminated by Employer for “Cause” shall be governed by the provisions of Section 8(h) of the Agreement.

(b) Termination by Employee. Employee agrees to provide Employer with at least ninety (90) days’ prior written notice of his intent to terminate his employment (“Termination Notice Period”). Failure to provide such notice terminates Employee’s entitlement to payment for accrued, unused benefits, such as vacation. In the event of a termination of Employee’s employment by Employee, including the termination of Employee’s employment upon expiration of the Initial Term or any Renewal Term pursuant to a Non-Renewal Notice delivered by Employee to Employer, Employee shall receive unpaid Base Salary through, and any unpaid reimbursable expenses outstanding as of, the Date of Termination and payment for accrued and unused benefits as of the date of Termination such as vacation. If Employee’s employment with Employer is terminated by Employee for any reason, or no reason, all of the restrictions contained in Section 3 shall survive the expiration or termination of Employee’s employment in accordance with the terms set forth therein. Employer reserves the right to terminate Employee before the end of the Termination Notice Period provided that Employee shall receive the Base Salary that he would have received from the date of the last payroll payment to the end of the Termination Notice Period and any unpaid reimbursable expenses outstanding as of the Date of Termination and payment for accrued and unused benefits as of the Date of Termination such as vacation. During the Termination Notice Period, the Employee agrees to provide services under this Agreement using his best efforts. Except as set forth in this Agreement, if Employee’s employment with Employer is terminated by Employee, following the Date of Termination, the Employer shall have no further obligations under this Agreement.

(c) Termination Due to Death or Disability. If Employee’s employment with Employer terminates by reason of his death or Disability (as defined below), Employee, or his estate as applicable, shall receive unpaid Base Salary through, and any unpaid reimbursable expenses outstanding as of, the Date of Termination and payment for accrued and unused benefits as of the Date of Termination such as vacation. In addition, if Employee’s employment with Employer terminates by reason of his death or Disability (as defined below), Employee, or his estate as applicable, shall receive the Technology Bonus as set forth in Section 1(d) above.

For purposes hereof, the term “Disability” means the Employee’s inability, due to a medical condition, physical disability or mental illness, to perform his regular duties for at least 90 days in any 180 consecutive day period, without any reasonable prospect of a full recovery within an additional 30 days that will allow Employee to resume his regular full-time duties. In the case of Disability, the Date of Termination shall be the date the Board determines that Employee’s employment has terminated due to Disability. If Employer terminates Employee as a result of his Disability, all of the restrictions contained in Section 3 shall survive the expiration or termination of Employee’s employment in accordance with the terms set forth therein. Except as set forth in the Agreement, If Employee’s employment with Employer terminates by reason of his death or Disability, following the Date of Termination, the Employer shall have no further obligations under this Agreement. Any dispute with respect to whether Employee was terminated by Employer as a result of his “Disability” shall be governed by the provisions of Section 8(h) of the Agreement.

Section 3. Non-Competition; Protection of Confidential Information; Etc.

(a) Rationale for Restrictions. Employee agrees that his services hereunder are of a special, unique, extraordinary and intellectual character, and his position with Employer places him in a position of confidence and trust with the customers, suppliers and employees of Employer and/or Related Entities. Employee also acknowledges that Employer and its Related Entities design, manufacture, market and sell LED and fiber optic lighting products used in applications in the commercial, architectural, signage, swimming pool and OEM markets throughout the world and that the Employer and its Related Entities compete with many entities throughout the world. Employee further acknowledges that the rendering of services under this Agreement necessarily requires the disclosure to Employee of Confidential Information (as defined below) of Employer and/or Related Entities. Employee and Employer agree that in the course of employment hereunder, Employee has and will continue to develop a personal relationship with the customers of Employer and/or Related Entities, and a knowledge of these customers’ affairs and requirements which may constitute Employer’s and/or Related Entities’ primary and only contact with such customers. Employee acknowledges that Employer’s and/or Related Entities’ relationships with their customers may therefore be placed in Employee’s hands in confidence and trust. Employee consequently agrees that it is reasonable and necessary for the protection of the goodwill, trade secrets and legitimate business interests of Employer and/or the Related Entities that Employee make the covenants contained herein, that the covenants are a material inducement for Employer to employ or continue to employ Employee and to enter into this Agreement, and that the covenants are given as an integral part of and incident to this Agreement.

(b) Non-Competition in Related Business. While employed by Employer and/or Related Entities and for a period ending on the later of (i) one (1) year after termination of Employee’s employment with Employer and/or any Related Entities for any reason or (ii) one (1) year after the expiration of the full three (3) year Initial Term of this Agreement (the “Restricted Period”), Employee shall not, directly or indirectly, whether or not for consideration, enter into the employment of, render any services to, engage, manage, operate, join, or own, lend money or otherwise offer other assistance to or participate in or be connected with, as an officer, director, employee, manager, member, principal, agent, creditor, proprietor, representative, stockholder, partner, associate, consultant or otherwise, any person or entity that competes with Employer and/or Related Entities in the fiber optic and/or LED lighting business throughout the world. The foregoing notwithstanding, if Employee is terminated by Employer without Cause, the Restricted Period shall terminate one (1) year after termination of Employee’s employment with Employer.

(c) Solicitation.

(i) Solicitation of Employees. While employed by Employer and/or Related Entities and during the Restricted Period, Employee shall not, whether for his own account or for the account of any person or entity hire, attempt to hire, solicit, attempt to solicit, endeavor to entice away from Employer or any of the Related Entities, or otherwise interfere with any relationship of Employer or any of the Related Entities with, any person (including, but not limited to, any independent contractor, agent or representative) who is, or during the twelve (12) month period prior to the Date of Termination, was employed by or otherwise engaged to perform services for Employer or any Related Entities.

(ii) Solicitation of Customers. While employed by Employer and/or Related Entities and during the Restricted Period, Employee shall not, whether for his own account or for the account of any person or entity solicit, attempt to solicit, endeavor to entice away from Employer or any of the Related Entities, hire, deal with, attempt to attract business from, accept business from, or otherwise interfere with any relationship of Employer or any Related Entities with any person or entity who is or was a customer or client of Employer or any Related Entities during the twelve (12) month period prior to the Date of Termination.

(d) Use and Disclosure of Confidential Information. Employee recognizes and acknowledges that he has access to Confidential Information (as defined below). Accordingly, Employee agrees that he will not, during his employment by Employer and/or Related Entities and for a period of four (4) years thereafter, except as required in the course of his employment with Employer and/or Related Entities, use or disclose any Confidential Information to any individual or entity. Employee further agrees that he will not permit any person or entity to examine or make copies of any documents which contain or are derived from Confidential Information, without the prior written permission of Employer. The provisions of this subparagraph shall not apply to information which is generally known to the public (except by reason of Employee’s breach of his obligations hereunder) and information which Employee is required to disclose by order of a court of competent jurisdiction (but only to the extent specifically ordered by such court and, when reasonably possible, after Employee has given Employer or Related Entities prior notice of such intended disclosure so that it or they have the opportunity to seek a protective order if deemed appropriate). Employee also will not disclose to Employer or Related Entities any trade secrets belonging to a former employer.

As used in this Agreement, “Confidential Information” means studies, plans, reports, surveys, analyses, sketches, drawings, specifications, notes, records, memoranda, computer-generated data, or documents, and all other nonpublic information relating to the business activities of Employer and/or the Related Entities, or any other party with whom Employer and/or the Related Entities agrees to hold information of such party in confidence, including, without limitation, all methods, processes, formulas, techniques, equipment, research data, experiments, marketing and sales information, personnel data, customer lists, employee lists, supplier lists, financial data, trade secrets, and the like which presently or, in the future, are in the possession of Employer and/or Related Entities. Said Confidential Information may be in either human or computer readable form, including, but not limited to, software, source code, hex code, or any other form.

(e) Rights to Intellectual Property. While employed by Employer, Employee will disclose to Employer any ideas, inventions, works of authorship, or business plans developed by him which relate directly or could reasonably be deemed to relate indirectly to the fiber optic and/or LED lighting business, including without limitation, any process, operation, product or improvement which may be patentable or copyrightable (“Intellectual Property”). Employee agrees that the Intellectual Property is or will be the property of Employer and that he will, at Employer’s request and cost, do whatever is reasonably necessary to obtain the rights thereto, by patent, copyright or otherwise, for Employer. Employee agrees that all works of authorship protected by copyright law created during Employee’s employment with Employer shall be deemed works “made for hire” under the Copyright Act. If, for any reason, any work of Intellectual Property is not deemed a “work made for hire,” Employee otherwise hereby assigns to Employer all rights of copyright in and to any such works. Employee further agrees that, whether or not he is in the employ of Employer, he will reasonably cooperate in good faith to the extent and in the manner requested by Employer in the prosecution or defense of any patent or copyright claims or any litigation or other proceedings involving any Intellectual Property. Employer will pay for all expenses associated with Employee’s compliance with this provision.

(f) Scope of Covenants. If any of the covenants contained in Section 3 are held to be invalid or unenforceable due to the unreasonableness of the time, geographic area, or range of activities covered by such covenants, such covenants shall nevertheless be enforced to the maximum extent permitted by law and effective for such period of time, over such geographical area, or for such range of activities as may be determined to be reasonable by a court of competent jurisdiction and the parties hereby consent and agree that the scope of such covenants may be judicially modified, accordingly, in any proceeding brought to enforce such covenants.

(g) Remedies for Breach of the Agreement. Employee consents and agrees that if he violates any covenants contained in this Agreement, Employer and/or Related Entities would sustain irreparable harm and, therefore, in addition to any other remedies which may be available to it, Employer and/or Related Entities, to the extent and in the manner permitted by applicable law, shall be entitled to an injunction restraining Employee from committing or continuing any such violation of this Agreement. Nothing in this Agreement shall be construed as prohibiting Employer and/or Related Entities from pursuing any other remedy or remedies including, without limitation, recovery of damages. Employee acknowledges that Related Entities have rights under this Agreement and that they may enforce these rights as third party beneficiaries.

(h) Survival. The provisions of Section 3 shall survive the termination of this Agreement or Employee’s employment irrespective of the reason for such termination. The provisions of Section 3 shall survive in accordance with their terms after this Agreement’s expiration or termination of Employee’s employment even if Employee continues to work as an employee for Employer or any Related Entity without renewing this Agreement.

These restrictive covenants are intended to benefit Employer and any parent, subsidiary, or other entity affiliated with Employer. Accordingly, these restrictive covenants may be enforced by Employer and any parent, subsidiaries, affiliated corporations, or other Related Entities.

These restrictive covenants shall be construed as agreements independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against Employer, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of any restrictive covenant. Employer has fully performed all obligations entitling it to the restrictive covenants, and the restrictive covenants therefore are not executory or otherwise subject to rejection under the Bankruptcy Code.

These restrictive covenants may be assigned without the consent of Employee, and they may be enforced by any assignee of, or successor to, the rights set forth in this Agreement.

(i) Application of Minnesota Statute § 181.78. Any provision in this Agreement requiring Employee to assign his rights in any invention does not apply to an invention which qualifies for exclusion under the provisions of Minnesota Statute § 181.78. That section provides that the requirement to assign does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (A) which does not relate (1) directly to the business of the employer or (2) to the employer’s actual or demonstrably anticipated research or development, or (B) which does not result from any work performed by the employee for the employer.

Section 4. Employee’s Purchase of Stock During Employment

Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement shall prohibit Employee from acquiring, solely as a passive investment, shares of capital stock or other equity securities of any company that competes with Employer or Related Entities which is traded on any national securities exchange or regularly quoted in the over-the-counter market, so long as Employee does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than two percent (2%) of any class of capital stock of such company. During the Term and for a period of one (1) year following Date of Termination, Employee agrees to inform Employer’s legal counsel prior to the acquisition of any stock of Employer or any Related Entity.

Section 5. Anti-Disparagement

Each of Employee and Employee covenants and agrees, both during and after the termination of Employee’s employment hereunder, that he or it, as applicable, shall not make any disparaging comments concerning Employee, Employer or any Related Entity to any individual or entity, including but not limited to, clients, customers, employees, representatives, agents, consultants or financial or credit institutions.

Section 6. Return of Employer Property On Termination

Employee agrees to promptly return the property of Employer and/or Related Entities, and any other party for whom Employer and/or the Related Entities has agreed to hold property, to Employer’s headquarters upon termination of his employment with Employer. Failure to comply with this provision will result in the immediate suspension of any payment then due and owing to Employee under this Agreement until such property is returned. Employer reserves the right to take appropriate legal action against Employee in the event of a breach of this provision.

Section 7. Verification of Compliance

Upon termination of employment, Employee shall, at the request of Employer and for no additional consideration, verify in writing, in the form attached hereto as Exhibit D, his compliance with the provisions of this Agreement relating to Intellectual Property and Confidential Information. This provision shall not give rise to any claim by Employee for severance pay or other payments upon Employee’s termination of employment.

Section 8. Miscellaneous Provisions

(a) Integration, Waiver and Severability. This Agreement sets forth the entire agreement between the parties with respect to the matters covered herein and supersedes all prior agreements, whether oral or written, with respect to such subject matter. No waiver or modification of this Agreement or of any part contained herein shall be valid unless in writing and duly executed by Employee and approved by the Board. The waiver by Employer of any breach of a provision of this Agreement shall not be construed as a waiver of any succeeding breach or a waiver of any breach of any other provision. No evidence of any waiver or modification shall be offered or received in evidence in any proceeding or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid. The failure of either party at any time to require performance by the other party of any provision hereunder shall in no way affect the right of that party thereafter to enforce the same, or to enforce any of the other provisions in this Agreement; nor shall the waiver by either party of the breach of any provision hereof be taken or held to be a waiver of any subsequent breach of such provision or as a waiver of the provision itself. Whenever possible each provision, term and covenant of this Agreement will be interpreted in a manner to be effective and valid but if any provision, term or covenant of this Agreement is held to be prohibited or invalid by a court of competent jurisdiction, then such provision, term or covenant will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision, term or covenant or the remaining provisions, terms or covenants of this Agreement.

(b) Benefit and Assignability. This Agreement shall bind Employee, his heirs and successors, and Employer, its successors and assigns. This Agreement requires the personal services of Employee and cannot be assigned by Employee. Employee agrees not to delegate his obligations or duties hereunder or any portion thereof. Employer may, without recourse, assign all its rights and obligations to any entity that acquires or succeeds to the business of Employer by merger, sale of assets, consolidation, operation of law, or otherwise. The rights and obligations of Employer hereunder shall be binding upon and run in favor of the successors and assigns of the Employer. This Agreement shall be enforceable by the successors and assigns of Employer and/or Related Entities.

(c) Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by certified mail, return receipt requested, in the case of Employee, to his residence set forth on the signature page hereof, unless otherwise changed by Employee through written notice to Employer, and in the case of the Employer, or to its principal office set forth on the signature page hereof, unless otherwise changed by Employer by providing written notice to Employee.

(d) Section Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) References. Whenever the masculine pronoun is used, it includes the feminine pronoun, and the singular includes the plural, and vice versa, where the context requires.

(g) Counterparts; Facsimile. This Agreement may be executed in one or more counter-parts, each of which shall be deemed an original, but all of which taken together shall constitute one of the same instrument. A facsimile signature of this Agreement shall be deemed an original.

(h) Applicable Law; Jurisdiction; Venue; Waiver of Jury Trial. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MINNESOTA, EXCLUDING ITS CHOICE OF LAW PROVISIONS. THE CONVENIENT AND EXCLUSIVE JURISDICTIONS AND VENUE FOR ANY LEGAL ACTION ARISING OUT OF THIS AGREEMENT SHALL BE IN THE STATE AND FEDERAL COURTS OF COMPETENT JURISDICTION LOCATED IN HENNEPIN COUNTY MINNESOTA, OR THE SEVENTH DISTRICT OF MINNESOTA AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MINNESOTA, SIXTH DIVISION. EACH OF THE PARTIES HERETO AGREES THAT IT SHALL SUBMIT TO, IS AND SHALL BE BOUND BY THE JURISDICTION OF SUCH

COURTS. EACH OF THE PARTIES HERETO HEREBY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING UNDER THIS AGREEMENT OR REGARDING THE EMPLOYMENT OF EMPLOYEE BY EMPLOYER DURING OR AFTER THE TERM OF THIS AGREEMENT. THIS PROVISION IS A MATERIAL INDUCEMENT TO EMPLOYER ENTERING INTO THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Employee:

/S/ Zdenko Grajcar
ZDENKO GRAJCAR

Address:

Employer:

By:	/s/ Michael A. Bauer
Name:	Michael A. Bauer
Title:	President and Chief Executive Officer

Address:	124 Floyd Smith Drive, Suite 300
Charlotte, North Carolina 28262